EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated as of March 15, 2024 (“Agreement”), is entered into by and between Gamer Pakistan Inc., a Delaware corporation (“Company”), and Jerry J. Goldstein (“Executive”). Company and Executive are each a “Party” and collectively the “Parties.”

The Parties hereby agree as follows:

1.   Certain Definitions: The following capitalized terms shall have their respective meanings. Additional terms are defined elsewhere in this Agreement.

“Board” means the board of directors of Company.

“End Date” means the last day of the Term.

“Governmental Person” includes any national, state, provincial or local government, any political subdivision or any governmental, quasi-governmental, judicial, public, statutory or self-regulatory instrumentality, authority, agency, body or entity, including the financial regulatory and licensing authorities authorized by other Governmental Persons, any central bank or any comparable authority.

“Person” means any natural individual, legal person, firm, corporation, limited liability company, limited partnership, association, trust, charity, government department, agency, unit or other group or entity.

“Term” means the period commencing March 15, 2024 and continuing until terminated by Executive or Company.

2.   Engagement:

2.1.       Engagement; Title. Company hereby employs Executive during the Term on the terms and conditions set forth in this Agreement. During the Term, Executive’s title will be interim chief financial officer of Company (“ICFO”).

2.2.       Duties. During the Term, and subject to the authority and direction of the chairman of the Board and President of Company, Executive will have the duties of a chief financial officer of a company.

2.3.       Reporting. During the Term, Executive will report to Chairman and President and will work closely with Chairman, President and as requested, the Board. Executive shall regularly advise Chairman, President and the Board of his activities. All references in this Agreement to approvals, determinations or decisions made by Company during the Term refer to decisions made by Chairman, President or the Board.

2.4.       Discharge of Duties. The hours Executive is required to work will vary considerably; any work in excess of forty (40) hours per week is a regular and normal part of Executive's responsibilities for which Executive is compensated hereunder, and does not in any way constitute overtime for which Executive is entitled to receive additional compensation. Executive will at all times faithfully and diligently and to the best of Executive’s ability, experience and talents perform all of Executive’s duties pursuant to the terms of this Agreement.

2.5.       Location. Executive will utilize his home office without charge to Company.

3.   Compensation: With respect to the Term, provided Executive is not in breach or default hereof, Company shall pay a monthly fee (the “Monthly Fee”) to Executive by wire transfer in the amount of Six Thousand Dollars ($6,000), without any withholding or other deductions except as required by applicable law. Payments shall be made within three (3) business days after the beginning of each month during the Term.

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4.   Expenses: During the Term, Company shall pay or reimburse all reasonable pre-approved business expenses incurred or advanced by Executive in the performance of Executive’s duties as are customarily reimbursed to other full-time Company executives, including international telephone, postage, travel and lodging, printing, duplication, binders, office supplies, messenger, courier, parking, computers, other equipment, software and licenses. Such travel and other expenses shall be reimbursed by Company following submission of appropriate documentation (where reasonably practical) with respect to such expenses in accordance with the then current reimbursement policies of Company. Whenever feasible and requested by Executive, Company will advance travel expenses. Other expenses will be reimbursed within fifteen (15) days after Company receives an invoice therefor. Generally, the class of travel will be economy class for travel.

5.   Payments: All amounts payable to Executive will be paid by wire transfer to the account designated in writing from time to time by Executive. In the event any dispute or disagreement arises with respect to the payment to Executive of the sums due under this Agreement, all disputed sums shall be immediately placed in a mutually acceptable interest bearing escrow account pending resolution of said dispute, and, absent final written resolution of the dispute, shall not under any circumstances be withdrawn therefrom. Any sums due pursuant to this Agreement that are not in dispute shall not be escrowed, but shall be paid to Executive when due.

6.   Certain Covenants:

6.1.       Public Announcements. During and after the Term, Executive shall not issue, cause the issuance or approve of the issuance of any public communications pertaining to Company, this Agreement or the termination hereof without Company’s prior approval.

6.2.       Ownership. The results and proceeds of Executive’s services for Company whether or not created during the Term, including any works of authorship or inventions resulting from Executive’s services for Company hereunder and any works in progress resulting from such services, shall be works-made-for-hire and Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works and inventions, whether such rights are now known or hereafter defined or discovered, with the right to use, license or dispose of the works and inventions in any manner Company determines, in its sole discretion, without any further payment to Executive whether such rights and means of use are now known or hereafter defined or discovered. If, for any reason, any of such works or inventions are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Company under the foregoing, Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work or invention, whether now known or hereafter defined or discovered, and Company shall have the sole right to use, license or dispose of the work or invention in perpetuity throughout the universe in any manner Company determines in its sole discretion without any further payment to Executive whether such means of use are now known or hereafter defined or discovered. Upon request by Company, whether during the Term or thereafter, Executive shall do any and all things which Company may deem reasonably necessary or useful to establish or document Company’s rights in the results and proceeds of Executive services to Company, including the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if Executive is unavailable or unwilling to execute such documents, Executive each hereby irrevocably designates Company’s Chairman, President, general counsel, Secretary or any Assistant Secretary acting individually as Executive’s attorney-in-fact with the power to take such action and execute such documents on Executive’s behalf. To the extent Executive has any rights in such results and proceeds of Executive’s services to Company, or work or inventions resulting therefrom that cannot be assigned as described above, Executive unconditionally and irrevocably waives the enforcement of such rights.

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6.3.       Confidentiality. During the Term and at all times thereafter: (i) Executive shall maintain in confidence and except as set forth herein, shall not disclose the confidential or proprietary information of Company, its partners, customers, clients and suppliers and any confidential or proprietary information provided by prospective partners, customers, clients and suppliers and (ii) will comply with any and all confidentiality obligations of Company to third Persons of which Executive is informed or should reasonably be aware, whether arising under a written agreement or otherwise (collectively, “Confidential Information”), except: (w) as authorized by Chairman, (x) to enforce Executive’s rights hereunder, (y) to communicate with the Party’s employees and professional advisors who are bound by a duty of confidentiality, and/or (z) as required by court order. Confidential Information does not include any information that (A) was publicly known and made generally available in the public domain prior to the time of disclosure by Company; (B) becomes publicly known and made generally available after disclosure by Company other than by Executive; or (C) is already in the possession of Executive on a non-confidential basis at the time of disclosure by or on behalf of Company. If Executive and/or Executive receives a subpoena to disclose Confidential Information, they may comply therewith, provided that unless prohibited from doing so by the subpoena or other court order, Executive shall use best efforts to provide Company as much advance Notice thereof as possible so that Company may seek a protective order at Company’s cost.

6.4.       Non-Competition. During the Term, Executive will not engage in any activity which conflicts with Executive’s duties and obligations, including Executive’s commitment of time, under this Agreement. The foregoing shall not affect Executive’s other activities that do not conflict with such duties and obligations.

6.5.       Non-Disparagement. During the Term and for two (2) years thereafter, Executive shall not, in any communications with the press or other media or any customer, partner, client or supplier of Company or any of Company’s Affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Company, or any of their respective directors or senior officers. The foregoing does not pertain to statements made by Executive in legal proceedings in which Company is in opposition or that Executive believes to be within the scope of his responsibilities under this Agreement.

6.6.       Information. Company will provide all documents and information pertaining to Company requested by Executive that are pertinent to Executive’s duties hereunder. During the Term and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, except as required by law or with permission of Chairman, (i) Executive shall not communicate with anyone (other than Executive’s own attorneys and tax advisors, Company, and/or Company’s attorneys and tax advisors or as is necessary to Executive’s performance of his duties or enforcement of Executive’s rights hereunder), with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Company, other than any litigation or other proceeding in which Executive and/or Executive is a party-in-opposition, without giving prior Notice to Company; and (ii) in the event that any other Person attempts to obtain information or documents from Executive possibly related to such litigation or other proceeding, either through formal legal process such as a subpoena or by informal means such as interviews, Executive shall promptly notify Company’s counsel before providing any information or documents unless Executive is prohibited from doing so under applicable law.

6.7.       Litigation. Executive shall cooperate, in a reasonable and appropriate manner, with Company and its attorneys, both during and after the Term, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved or had knowledge of prior to the termination of the Term. Executive’s cooperation shall include, without limitation, providing assistance to Company’s counsel, experts or consultants, providing testimony in pretrial and trial or hearing proceedings and any travel related to Executive’s attendance at such proceedings. In the event Executive’s cooperation is requested after the Term, Company will (i) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation consistent with the expense reimbursement provisions hereof, including, if Executive is a defendant,

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reasonable fees and costs of Executive’s counsel, upon reasonable substantiation of such expenses. Reimbursement shall be made within 15 calendar days following the date on which Company receives appropriate documentation (where reasonably practical) with respect to such expenses.

6.8.       Books; Articles. During the Term and for one year thereafter, except as authorized by Chairman, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any Person in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, in each case concerning in whole or in part Company or any of its transactions, officers, directors, agents, employees, suppliers, customers, clients or partners. For clarity, this covenant is in addition to, and not in place of, Executive’s other obligations hereunder.

6.9.       Injunctive Relief. Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent and experience. Executive acknowledges and agrees that any violation of this Section 6 will result in irreparable damage to Company, and, accordingly, Company may obtain injunctive and other equitable relief for any breach or threatened breach of Section 6, in addition to any other remedies available to Company. The Parties agree that the restrictions and remedies contained in this Section 6 are reasonable and that it is the intention of the Parties and Executive that such restrictions and remedies shall be enforceable to the fullest extent permitted by law. If it is found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

6.10.    Survival. Executive’s obligations under Section 6 and Company’s rights under Section 6.9 shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Term.

7.   Representations and Warranties:

7.1.       Mutual. Each Party represents, warrants and covenants to the other that: (i) it has the right to enter into and perform this Agreement; (ii) this Agreement does not violate or constitute a breach or default under any contract, agreement, arrangement or understanding, whether written or verbal, to which the Party or any of its subsidiaries is a party or by which any of its or their assets is bound; (ii) the Party is duly organized in its jurisdiction; and (iii) the Party has not, and will not hereafter enter into any arrangement, understanding or agreement which would conflict with this Agreement.

7.2.       Executive. Executive further represents, warrants and covenants to Company that: (i) Executive’s resume and other biographical information provided to Company is true and correct in all material respects; (ii) Executive has not been the subject of any arrest, indictment, conviction, investigation, censure or disciplinary action by any Government department or agency or any professional regulatory or licensing authority; (iii) Executive has the right to render services as provided for herein; and (iv) Executive has not brought to Company (during the period before the signing of this Agreement) and will not bring to Company any proprietary or confidential materials or documents of a former employer or any other proprietary or confidential information or property of any other Person.

8.   Indemnification:

8.1.       Generally. To the fullest extent permitted by law, Company (the “Indemnitor”), shall indemnify and hold Executive and his employees, agents, lawyers and representatives and their spouses and all those claiming through the foregoing (collectively, the “Indemnitees”) harmless from and against all fees, costs, penalties, judgments, damages and any other cost, expense or other amounts of any kind or character, including counsel, expert, and investigatory fees and costs (collectively, “Costs”), arising out of or related to Company, this engagement, other than as a result of Executive’s breach of this Agreement, willful misconduct or act of negligence. The Indemnitors shall promptly advance and shall directly pay all such costs and

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expenses, as invoiced. Company shall have the right to select counsel and to direct any defense related to the foregoing claims. Executive and Company shall cooperate in any defense, provided that counsel to either Party may determine that a joint defense is impractical under the circumstances. In such event, at Executive’s cost, Executive may engage separate counsel. If any claim is made that, if true, would prohibit Indemnitors from indemnifying any Indemnitee, Indemnitors shall nonetheless provide the indemnification provided for by this section unless and until a non-appealable court judgment or arbitral award is entered establishing that such indemnification or contribution was improper and in such event, the Indemnitee shall reimburse the amounts improperly indemnified or contributed.

8.2.       Contribution in lieu of Indemnification: If for any reason other than in accordance with this Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Indemnitors will contribute to the amount paid or payable as a result of such damages in such proportion as is appropriate to reflect the relative benefits to the Indemnitors on the one hand and the Indemnified Parties on the other or, if the foregoing allocation is not permitted by applicable law, then not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations shall be used to determine the appropriate contributions.

9.       Dispute Resolution:

9.1.       Except as set forth herein, or as necessary to obtain injunctive relief, specific performance, similar equitable relief or comply with an applicable Rule, any dispute, controversy or claim involving, arising out of or related to the validity, interpretation, application or enforcement of this Agreement or the transactions contemplated hereby, or any breach or application hereof or tort related hereto, including as to this Agreement’s existence and the validity, termination, scope or enforceability of this agreement to arbitrate (collectively a “Dispute”), shall be exclusively resolved by binding arbitration before the American Arbitration Association (“AAA”), whose rules applicable to commercial disputes shall apply except as modified by this Agreement and are hereby deemed to be incorporated herein by this reference. Service of any papers with respect to such arbitration may be effected by delivering any required papers in the manner described herein for Notices. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles, California and the Parties consent to venue. The arbitration shall take place before one arbitrator, who shall be a retired judge. The language of arbitration shall be English and the arbitral award shall be final and binding on the Parties. Each of the Parties irrevocably submits to the exclusive jurisdiction of such arbitration proceeding, waives any and all objections it may now or hereafter have based on jurisdiction, venue, convenience of forum, or proceedings described herein and agrees that all claims in respect of such proceeding shall be heard and determined only by such arbitrator, and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court or tribunal. Counsel, parties and witnesses not located in the city in which the arbitration occurs may be deposed and appear at hearings remotely by videotelephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. If there is no agreement on an arbitrator within 60 days after AAA provides a list of proposed arbitrators, then AAA shall appoint the arbitrator. The arbitrator shall comply with the provisions of this Section unless the parties to the arbitration consent in writing otherwise. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force of law as the non-appealable judgment of a U.S. federal court and may be enforced worldwide against the parties, their guarantors and their assets. To the maximum extent permitted by applicable law, each Party hereby waives and covenants not to assert any defenses regarding the worldwide enforcement of a judgment hereunder, other than the defense that there has been a prior payment of the judgment, in whole or in part.

9.2.       All fees and expenses of counsel to each Party shall be initially borne by such Party, but the arbitrator or court shall award the prevailing Party reasonable costs and expenses, including reasonable attorneys’ fees and expert witness fees, to resolve the dispute and to enforce the final award. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT EACH WAIVES THE RIGHT TO TRIAL BY JURY.

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9.3.       The Parties (and any other participants in the arbitration as a condition of such participation) shall maintain the confidential nature of the arbitration proceeding, except as may be necessary to prepare for or conduct the arbitration hearing, as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, the entry of an award in any court having jurisdiction thereof, the enforcement or the award, or as required by law or judicial decision.

9.4.       IF FOR ANY REASON THIS SECTION SHALL NOT BE SUFFICIENT OR ENFORCEABLE AS THE EXCLUSIVE MEANS OF RESOLVING ANY AND ALL DISPUTES RELATING TO THIS AGREEMENT OR ANY RIGHTS CREATED HEREBY, THEN ALL SUCH MATTERS SHALL BE ADJUDICATED EXCLUSIVELY BY STATE OR FEDERAL COURTS IN LOS ANGELES COUNTY, STATE OF CALIFORNIA. EACH PARTY AGREES TO SUBMIT TO THE JURISDICTION OF, AND AGREES THAT VENUE IS PROPER IN, LOS ANGELES COUNTY FOR ANY SUCH LEGAL ACTION OR PROCEEDING.

10. General Provisions:

10.1.    Captions and Section Headings. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.2.    Word Usage. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context clearly requires otherwise: (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine and neuter genders shall each be deemed to include the others; (iii) “shall,” “will” or “agrees” are mandatory and “may” is permissive; (iv) “or” is not exclusive; (v) “includes” and “including” are not limiting and mean “without limitation;” (vi) “anticipates” and “anticipated” means that there is a current expectation or belief, but not a binding obligation; and (vii) “promptly” means within five (5) business days after request, unless the exigencies of the situation require a shorter period; and (viii) law” includes laws, regulations, court decisions and orders, and other legislative, regulatory, executive or judicial actions or pronouncements having the force of law. Any reference to this Agreement includes any and all permitted amendments, supplements, extensions, and renewals of this Agreement. Except as expressly set forth herein, all references to currency are to U.S. dollars.

10.3.    Time and Date. All references in this Agreement to a time of day shall mean Los Angeles, California time, unless otherwise indicated. Time is of the essence in the performance of each Party’s obligations under this Agreement. Business or banking days refer to such days in Los Angeles, California.

10.4.    No Interpretation Against a Party. Each Party acknowledges that it has been encouraged to seek independent counsel in connection with this Agreement and the terms hereof and has had the opportunity to consult with counsel and for such counsel to explain the terms and conditions hereof to such Party. As a consequence, neither this Agreement nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any Party. On the contrary, in the case of any ambiguity or uncertainty pertaining to or arising from this Agreement, this Agreement, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties. Accordingly, the Parties waive the benefit of any statute or principal of common law providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

10.5.    Other Agreements. In the event of any inconsistency between the terms of this Agreement and the terms of any other agreement among the Parties, the terms of this Agreement shall govern as to the subject matter hereof.

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10.6.    Further Cooperation. Each Party shall promptly execute, acknowledge and deliver, or promptly procure the execution, acknowledgement and delivery, of any and all further certificates, agreements and instruments which may be necessary or expedient to effectuate the purposes of this Agreement.

10.7.    Company Policies. Executive shall comply with Company’s rules and regulations of which Executive is advised, including the terms and provisions of Company’s Employee Handbook, as amended from time-to-time.

10.8.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that a Party may not assign this Agreement or transfer or delegate its rights or obligations hereunder except as permitted by this Agreement. Executive may assign this Agreement to any Person who confirms that the Person will thereafter be bound by this Agreement and will continue to provide Executive’s services. Executive’s personal services are of the essence of this Agreement.

10.9.    Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the negotiation or drafting of this Agreement shall be paid by the Party incurring such cost or expense.

10.10. Third-Party Beneficiaries and Liability. Except as described in this Agreement, no third Person is a beneficiary of this Agreement and no third Person is a guarantor of the performance by any Party to this Agreement, nor shall any third Person have any liability with respect to the performance by any Party to this Agreement and this Agreement shall not be deemed to give any right or remedy to any third Person, whether referred to herein or not.

10.11.  Independent Executives. The Parties are independent contractors and their relationship is a debtor-creditor relationship. No fiduciary duties are created by this Agreement or the Parties’ performance hereof. Nothing herein contained shall be deemed to constitute a partnership or joint venture by the Parties or any of them.

10.12. Notices. Except as required herein, all Notices, consents, approvals and other communications hereunder, including the commencement or subsequent communications pertaining to any arbitration or other legal proceeding arising hereunder (“Notices”) shall be in writing and shall be deemed to have been received only if and on the first business day after received (i) by personal delivery (ii) from an internationally recognized expedited courier service such as Federal Express, DHL or UPS, or (iii) as an “in the window” email or a PDF attachment to an email, provided, however, that receipt of the email either is confirmed by an automatically generated “read” receipt or by a return email from the recipient, or if the foregoing does not occur, the sender of the Notice also delivers a copy by personal delivery, or by an internationally recognized expedited courier service such as Federal Express, DHL or UPS. Notwithstanding the foregoing, unless a Person in writing consents otherwise, all Notices are effective only if also provided by email. Unless a Party notifies the other Parties of new Notice information, the Notice information is as set forth below the signature lines below. Required copies of each Notice to any Party to this Agreement shall concurrently be sent by email to etswanson@att.net.

10.13. Governing Law. This Agreement and the rights and obligations of the Parties and their subsidiaries, successors and assigns will be governed by, construed, enforced and interpreted in accordance with the internal law of the State of California applicable to agreements made and performed solely within such State (including as to statute of limitations), without regard to the conflicts of law provisions thereof.

10.14. Limited Liability. For a breach of this Agreement, except only for amounts payable pursuant to the indemnification provisions hereof or as otherwise provided by applicable law, in no event will Company or Executive be liable to the other for: (i) any special, consequential, incidental or indirect damages,

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or (ii) loss of use, opportunity, market potential, goodwill and/or profit on any theory. The foregoing limitations are not applicable to embezzlement, actual fraud or similar knowing, willful and intentional defalcations or a felony.

10.15. No Waiver; Modifications. No provision of this Agreement may be modified, amended or waived, and no Party’s rights or remedies be waived, except as specifically provided in this Agreement or by a writing executed by authorized representatives of the Parties. Under no circumstance or conditions shall any other conduct be relied upon by the Parties. Failure, neglect or delay by a Party to enforce the provisions of the Agreement or its rights or remedies at any time will not be construed to be deemed a waiver of such Party’s rights and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No breach of this Agreement by Executive shall excuse or relieve Company from the full performance of its indemnification and insurance obligations, or its obligations to pay sums accrued prior to any termination of the Term.

10.16. Severability. If an arbitrator or other tribunal of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (i) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties; (ii) this Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted; and (iii) the validity and enforceability of the remainder of this Agreement shall not be affected thereby unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable or invalid provisions.

10.17. Entire Agreement. This Agreement expresses the complete and entire understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), other than the Shareholders Agreement between the Parties relating to the subject matter hereof. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Agreement except as specifically set forth herein.

10.18. Counterparts and Signature Validity. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on all Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. PDF signatures that are electronically transmitted shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the Parties have executed and entered into this Services Agreement by their duly authorized representatives as of the date first written above:

Gamer Pakistan Inc.: By: /s/ James Knopf James Knopf, CEO Address: 35 E Horizon Ridge Pkwy, Suite 110-481, Henderson, NV 89002 Email: jknopf24@gmail.com	Jerry J. Goldstein: /s/ Jerry J. Goldstein Jerry J. Goldstein Address: 77-711 Flora Rd, Suite 109, Palm Desert, CA 92211 Email: jjg@smallbizlaw.net

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